FIRST TENNESSEE BUILDING 165 MADISON AVENUE SUITE 2000 MEMPHIS, TENNESSEE 38103 PHONE: 901.526.2000 FAX: 901.577.2303
www.bakerdonelson.com

JACKIE G. PRESTER
Direct Dial: 901.577.8114
Direct Fax: 901.577.0762
E-Mail Address: jprester@bakerdonelson.com
July 16, 2015

Fidelity Southern Corporation
3490 Piedmont Road, Suite 1550
Atlanta GA 30305

Re:	Registration Statement on Form S-3 relating to Direct Stock Purchase and Dividend Reinvestment Plan

Ladies and Gentlemen:
We have acted as counsel to Fidelity Southern Corporation, a Georgia corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-3 (the “Registration Statement”), relating to the Company’s Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”) and the proposed offer and sale of up to 1,805,073 shares of the Company’s stock, without par value (the “Shares”) pursuant thereto.
In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below, and we have undertaken no independent verification with respect thereto. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon representations of officers of the Company and have not sought to independently verify such matters.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the offer and sale of the Shares pursuant to the Plan have been duly authorized by the Board of Directors of the Company, and such Shares, when issued in accordance with the terms and conditions of the Plan, will be legally and validly issued, fully paid, and non-assessable.
This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This opinion is being rendered for the benefit of the Company in connection with the matters addressed herein.
Our opinions expressed above are limited to federal and Georgia law, and we express no opinion with respect to the applicability of any other laws.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.
Sincerely,
BAKER, DONELSON, BEARMAN,
CALDWELL & BERKOWITZ, PC

/s/ Jackie G. Prester

Jackie G. Prester